Exhibit 99.1

Point Therapeutics Initiates Phase 2 Clinical Trial of Talabostat
'PT-100' in Advanced Chronic Lymphocytic Leukemia

    BOSTON--(BUSINESS WIRE)--June 22, 2004--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it has initiated a Phase 2 clinical trial of the Company's lead therapeutic compound, talabostat (PT-100), for the treatment of advanced chronic lymphocytic leukemia
(CLL). The study is designed to evaluate the anti-tumor activity of talabostat in combination with Rituxan(R) in patients with advanced CLL who have failed a fludarabine/rituximab-containing regimen.
    The trial design is a single-arm, two-stage study in up to 54 patients with advanced CLL. The primary clinical endpoint will be overall tumor response. At the approximate mid-point of the study, tumor response rates will be compared to historical response rates of current therapies to determine whether the trial should be continued. Other secondary study endpoints include complete response rate, duration of tumor response, time to disease progression and survival.
    "We are very excited to have initiated our third Phase 2 talabostat study," said Don Kiepert, President and CEO of Point Therapeutics. "In this study, we will be evaluating talabostat's anti-tumor activity in combination with the monoclonal antibody, Rituxan(R) in patients with CLL. Our first two Phase 2 trials are currently studying talabostat in combination with Taxotere(R) in patients with Stage IIIB/IV non-small cell lung cancer and in combination with cisplatin in patients with advanced metastatic melanoma. We also plan to initiate by the end of this quarter a fourth Phase 2 clinical study to evaluate talabostat as a single-agent in patients with advanced metastatic melanoma."
    CLL is one of the more common types of leukemia in adults, with approximately 8,000 new cases diagnosed per year in the United States alone. At the time of original diagnosis, approximately 25% of the patients are in the advanced stages of the disease with median survival for these patients estimated between 18 and 36 months.

    ABOUT POINT THERAPEUTICS, INC.

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of malignant tumors, certain hematopoietic disorders and as vaccine adjuvants. Point's lead product candidate, talabostat, has the potential to inhibit the growth of certain malignant tumors.
    In 2004, Point expects to initiate four Phase 2 clinical studies in three different tumor types. The first three Phase 2 studies have been initiated and will be evaluating talabostat in combination with Taxotere(R) in patients with non-small cell lung cancer, in combination with cisplatin in patients with advanced metastatic melanoma and in combination with Rituxan(R)in patients with chronic lymphocytic leukemia. The fourth planned trial will study talabostat as a single-agent in patients with advanced metastatic melanoma. Point is currently testing talabostat in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Amendment No..2 to Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on June 1, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics
             Richard N. Small, 617-933-2130
             or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25